PEOPLEVIEW ACQUISITION CORP, A SUBSIDIARY OF PEOPLEVIEW, INC. MERGES WITH THE
                                MAYO GROUP, INC.

                    COMPLETES PARENT COMPANY'S PLANS TO MERGE
                    OR ACQUIRE A US BASED HEALTHCARE BUSINESS

San Juan Capistrano, CA April 1, 2004-- PeopleView, Inc. (OTCBB:PPVW), a Southern California based technology company, announced today that it has merged its subsidiary, PeopleView Acquisition Corporation with The Mayo Group, Inc., a Glendale California based provider of outsourced document image and technology solutions for the healthcare market. The Mayo Group provides healthcare facilities with a single source solution for their entire document and image management process. The merger combines PeopleView's management and technology expertise with The Mayo Group's fast growing document image management services and technology business.

"For the past six months, PeopleView's Management and Board has been actively seeking opportunities to expand it's presence in the U. S. healthcare market", stated Joseph Flynn, Chairman and CEO of PeopleView, Inc, the parent company of PeopleView Acquisition Corp. "The merger with The Mayo Group provides our shareholders and our employees with very strong opportunities for growth and expansion in one of the fastest growing sectors in the US, at the same time utilizing PeopleView's technology, management and capital assets to their fullest potential", added Flynn.

"The combination of PeopleView's technology and management expertise, access to capital, and location in Southern California provides The Mayo Group with a perfect complement to our fast growing business operations", stated Alan Mayo, CEO and President of the Mayo Group. "We are excited about our merger with PeopleView and look forward to adding improved infrastructure, technology and financial acumen to our firm. We look forward to expanding our business nationally with the resources that the merger with PeopleView, Inc. brings to the company", added Mayo.

PeopleView, Inc. plans to change the parent company's name, as well as it stock symbol pending its upcoming shareholder meeting. The name will reflect better on PeopleView's expansion into the healthcare market and provide a vehicle for the growth strategy in healthcare. Joseph J. Flynn will remain as Chairman of the Board and CEO of the parent corporation. Alan Mayo will assume the role of the Chief Executive Officer of The Mayo Group, Inc and retain a board seat on parent company's Board of Directors.

ABOUT  PEOPLEVIEW  AND  THE  MAYO  GROUP,  INC  -  TMG,  INC

The newly merged entity (TMG) provides outsourcedhealthcare solutions for document and image management and related financial and business processes. The company's proprietary technology and processes help hospitals, health plans and health systems reduce their image expenses and improve productivity.TMG's target market includes medium to large hospitals, health plans and health care systems. Customers served by TMG, Inc. include health systems such as Memorial Health Services and Catholic Healthcare West. The company delivers its products through our direct sales force and a Strategic Alliance Partner program.